SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 5, 2007

Date of Report

(Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following sets forth a summary of the compensation for fiscal year 2007 for the Chief Executive Officer of DURECT Corporation (“the Company”), the Chief Financial Officer, and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission, which compensation for fiscal year 2007 was approved by the Compensation Committee of the Board of Directors of the Company on January 5, 2007.

Name and Position	Fiscal year 2007 Base Salary		Bonus Awarded for Performance in 2006		Number of Shares subject to option grant
James E. Brown, D.V.M., President & Chief Executive Officer	$431,340.00		$146,977.00		175,000	(3)
Felix Theeuwes, D. Sc., Chairman & Chief Scientific Officer	$442,260.00		$150,698.00		175,000	(3)
Matthew J. Hogan, Chief Financial Officer	$253,041.10	(1)	$20,385.00	(1)	90,000	(3)
Su Il Yum, Ph.D., Executive Vice President, Pharmaceutical Systems Research & Development (2)	$290,000.00		$70,786.00		131,000	(3)

Notes:

(1)	Mr. Hogan’s joined the Company on September 11, 2006, and his bonus award for fiscal year 2006 and the increase to his base salary for fiscal year 2007 was prorated to reflect his tenure with the Company for only part of fiscal year 2006.
(2)	Dr. Yum was promoted to Executive Vice President, Pharmaceutical Systems Research & Development from Senior Vice President, Pharmaceutical Systems Research & Development by the Compensation Committee of the Board of Directors on January 5, 2007.
(3)	The option will be granted by the Compensation Committee at the same time as stock options will be granted to non-officer employees. The exercise price per share of such option grant will be the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the option is as follows: one fourth (1/4) of the total shares subject to such option shall vest on each one-year anniversary of the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: January 11, 2007	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer